Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LeCroy Corporation:


We consent to the use of our report dated August 3, 2004, except as to note 23, which is as of September 1, 2004, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related financial statement schedule as of and for the years ended June 30, 2004 and 2003, incorporated by reference herein.


/s/ KPMG LLP


Short Hills, New Jersey
November 16, 2004